FORM 4
                                                         OMB APPROVAL
[_] Check this box if no longer subject to     OMB Number:            3235-0287
    Section 16. Form 4 or Form 5               Expires:          December, 2001
    obligations may continue. See              Estimated average burden
    Instruction 1(b).                          hours per response...........0.5


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

     Hohmann III                     Frank                 L.
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     (Last)                         (First)             (Middle)

     c/o Barbara Nims, Davis Polk & Wardwell
     450 Lexington Avenue
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                                    (Street)

     New York                       New York             10017
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     (City)                         (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     Material Sciences Corporation (NYSE: MSC)

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3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4.   Statement for Month/Year

      05/02
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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

      X   Director                              X   10% Owner
     ---                                       ---
     ___  Officer (give title below)           ___  Other (specify below)

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7.   Individual or Joint/Group Filing (Check Applicable Line)

      X   Form filed by One Reporting Person
     ---
     ___  Form filed by More than One Reporting Person
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                                     Table I -- Non-Derivative Securities Acquired, Disposed of,
                                                        or Beneficially Owned

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                      2.            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      Transaction   Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Date          (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     (Month/Day/   ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                             Year)         Code   V                    (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                            05/14/02       P              9,000       A    $11.60
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Common Stock                            05/15/02       P                400       A    $11.58
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Common Stock                            05/15/02       P                100       A    $11.63
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Common Stock                            05/15/02       P                300       A    $11.76
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Common Stock                            05/16/02       P              9,000       A    $11.99
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Common Stock                            05/17/02       P             14,000       A    $12.03
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Common Stock                            05/20/02       P              8,100       A    $12.00
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Common Stock                            05/21/02       P              8,100       A    $12.00
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Common Stock                            05/22/02       P              8,100       A    $12.00
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Common Stock                            05/23/02       P              8,100       A    $11.99
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Common Stock                            05/24/02       P              8,100       A    $11.97      1,761,650        D
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                                                                                                                              (Over)
                                                                                                                      SEC 1474(3-99)


FORM 4 (continued)

                           Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secu-     ative    Nature
                    or                         Derivative    6.                of Underlying     8.       rities    Secu-    of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     rity;    In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:

                                                                                    /s/ Frank L. Hohmann, III         May 29, 2002
**Intentional misstatements or omissions of facts constitute Federal Criminal    -------------------------------    ----------------
Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                   Frank L. Hohmann, III             Date


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      If space is insufficient, see Instruction 6 for procedure.


